Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, October 17, 2024

COMMERCE BANCSHARES, INC. REPORTS
THIRD QUARTER EARNINGS PER SHARE OF $1.07

Commerce Bancshares, Inc. announced earnings of $1.07 per share for the three months ended September 30, 2024, compared to $.92 per share in the same quarter last year and $1.07 per share in the second quarter of 2024. Net income for the third quarter of 2024 amounted to $138.0 million, compared to $120.6 million in the third quarter of 2023 and $139.6 million in the prior quarter.

For the nine months ended September 30, 2024, earnings per share totaled $3.00, compared to $2.80 for the first nine months of 2023. Net income amounted to $390.2 million for the nine months ended September 30, 2024, compared to $367.8 million in the comparable period last year. For the year to date, the return on average assets was 1.71%, and the return on average equity was 16.92%.

In announcing these results, John Kemper, President and Chief Executive Officer, said, “We are pleased with our third quarter results, which exemplify our diversified operating model and the growth mindset of our team. Our net interest margin, excluding the impact of inflation income on treasury bonds, expanded four basis points from the prior quarter. Interest bearing deposit costs continue to flatten, increasing just one basis point this quarter when compared to the previous quarter, while average deposits increased slightly. Trust fees were strong and experienced continued growth, up 11.1% over the same period last year. Total non-interest income was 37.7% of total revenue. During the quarter, we purchased $976.1 million in available for sale debt securities, indicative of lower loan demand and the relatively short duration of our investment securities portfolio.

“Credit quality remains excellent, and we continue to maintain strong levels of capital. Non-accrual loans were .11% of total loans, flat when compared to the previous quarter. Our tangible common equity to tangible assets ratio increased to 10.47% as interest rates declined, and book value per share increased 9.9% during the quarter.”

Third Quarter 2024 Financial Highlights:

•Net interest income was $262.4 million, a $102 thousand increase over the prior quarter. The net yield on interest earning assets decreased five basis points to 3.50%.

•Non-interest income totaled $159.0 million, an increase of $16.1 million over the same quarter last year.

•Trust fees grew $5.5 million, or 11.1%, compared to the same period last year, mostly due to higher private client fees.

•Non-interest expense totaled $237.6 million, an increase of $9.6 million, or 4.2%, compared to the same quarter last year.

Exhibit 99.1

•Average loan balances totaled $17.0 billion, a decrease of .9% compared to the prior quarter.

•Total average available for sale debt securities decreased $87.8 million from the prior quarter to $8.7 billion, at fair value. During the third quarter of 2024, the unrealized loss on available for sale debt securities decreased $287.4 million to $786.4 million, at period end.

•Total average deposits increased $65.3 million, or .3%, compared to the prior quarter. The average rate paid on interest bearing deposits in the current quarter was 2.00%.

•The ratio of annualized net loan charge-offs to average loans was .22% compared to .23% in the prior quarter.

•The allowance for credit losses on loans increased $2.3 million during the third quarter of 2024 to $160.8 million, and the ratio of the allowance for credit losses on loans to total loans was .94%, at September 30, 2024, compared to .92% at June 30, 2024.

•Total assets at September 30, 2024 were $31.5 billion, an increase of $924.2 million, or 3.0%, compared to the prior quarter.

•For the quarter, the return on average assets was 1.80%, the return on average equity was 16.81%, and the efficiency ratio was 56.3%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages nearly 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. Beyond the Midwest, Commerce also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids and wealth offices in Dallas, Houston, and Naples. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial and wealth offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Sep. 30, 2024	Jun. 30, 2024	Sep. 30, 2023	Sep. 30, 2024	Sep. 30, 2023
FINANCIAL SUMMARY
Net interest income	$262,351	$262,249	$248,547	$773,599	$749,708
Non-interest income	159,025	152,244	142,949	460,117	428,166
Total revenue	421,376	414,493	391,496	1,233,716	1,177,874
Investment securities gains (losses)	3,872	3,233	4,298	6,846	7,384
Provision for credit losses	9,140	5,468	11,645	19,395	29,572
Non-interest expense	237,600	232,214	228,010	715,511	679,728
Income before taxes	178,508	180,044	156,139	505,656	475,958
Income taxes	38,245	38,602	33,439	108,499	102,242
Non-controlling interest expense	2,256	1,889	2,104	6,934	5,879
Net income attributable to Commerce Bancshares, Inc.	$138,007	$139,553	$120,596	$390,223	$367,837
Earnings per common share:
Net income — basic	$1.07	$1.07	$0.92	$3.01	$2.80
Net income — diluted	$1.07	$1.07	$0.92	$3.00	$2.80
Effective tax rate	21.70%	21.67%	21.71%	21.76%	21.75%
Fully-taxable equivalent net interest income	$264,638	$264,578	$250,962	$780,528	$756,130
Average total interest earning assets (1)	$30,051,845	$30,016,060	$31,974,945	$30,144,221	$31,986,696
Diluted wtd. average shares outstanding	127,995,072	128,610,693	130,008,840	128,595,025	130,227,782

RATIOS
Average loans to deposits (2)	69.93%	70.73%	66.39%	70.17%	65.85%
Return on total average assets	1.80	1.86	1.49	1.71	1.53
Return on average equity (3)	16.81	18.52	17.73	16.92	18.42
Non-interest income to total revenue	37.74	36.73	36.51	37.30	36.35
Efficiency ratio (4)	56.31	55.95	58.15	57.92	57.62
Net yield on interest earning assets	3.50	3.55	3.11	3.46	3.16

EQUITY SUMMARY
Cash dividends per share	$.270	$.270	$.257	$.810	$.771
Cash dividends on common stock	$34,794	$34,960	$33,657	$104,894	$101,160
Book value per share (5)	$26.90	$24.48	$19.90
Market value per share (5)	$59.40	$55.78	$45.70
High market value per share	$65.86	$57.48	$52.37
Low market value per share	$54.88	$50.92	$44.10
Common shares outstanding (5)	128,378,890	129,004,231	130,586,153
Tangible common equity to tangible assets (6)	10.47%	9.82%	7.78%
Tier I leverage ratio	12.31%	12.13%	10.87%

OTHER QTD INFORMATION
Number of bank/ATM locations	244	247	266
Full-time equivalent employees	4,711	4,724	4,714
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2023.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Nine Months Ended
	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Sep. 30, 2024	Sep. 30, 2023
Interest income	$372,068	$369,363	$358,721	$362,609	$361,162	$1,100,152	$1,018,682
Interest expense	109,717	107,114	109,722	114,188	112,615	326,553	268,974
Net interest income	262,351	262,249	248,999	248,421	248,547	773,599	749,708
Provision for credit losses	9,140	5,468	4,787	5,879	11,645	19,395	29,572
Net interest income after credit losses	253,211	256,781	244,212	242,542	236,902	754,204	720,136
NON-INTEREST INCOME
Trust fees	54,689	52,291	51,105	49,154	49,207	158,085	141,800
Bank card transaction fees	47,570	47,477	46,930	47,878	46,899	141,977	143,278
Deposit account charges and other fees	25,380	25,325	24,151	23,517	23,090	74,856	67,475
Capital market fees	5,995	4,760	3,892	4,269	3,524	14,647	9,831
Consumer brokerage services	4,619	4,478	4,408	3,641	3,820	13,505	13,582
Loan fees and sales	3,444	3,431	3,141	2,875	2,966	10,016	8,290
Other	17,328	14,482	15,221	13,545	13,443	47,031	43,910
Total non-interest income	159,025	152,244	148,848	144,879	142,949	460,117	428,166
INVESTMENT SECURITIES GAINS (LOSSES), NET	3,872	3,233	(259)	7,601	4,298	6,846	7,384
NON-INTEREST EXPENSE
Salaries and employee benefits	153,122	149,120	151,801	147,456	146,805	454,043	436,607
Data processing and software	32,194	31,529	31,153	31,141	30,744	94,876	87,617
Net occupancy	13,411	12,544	13,574	13,927	13,948	39,529	39,702
Professional and other services	8,830	8,617	8,648	9,219	8,293	26,095	26,979
Marketing	7,278	5,356	4,036	6,505	6,167	16,670	18,006
Equipment	5,286	5,091	5,010	5,137	4,697	15,387	14,411
Supplies and communication	4,963	4,636	4,744	5,242	4,963	14,343	14,178
Deposit Insurance	2,930	2,354	8,017	20,304	4,029	13,301	12,859
Other	9,586	12,967	18,714	12,323	8,364	41,267	29,369
Total non-interest expense	237,600	232,214	245,697	251,254	228,010	715,511	679,728
Income before income taxes	178,508	180,044	147,104	143,768	156,139	505,656	475,958
Less income taxes	38,245	38,602	31,652	32,307	33,439	108,499	102,242
Net income	140,263	141,442	115,452	111,461	122,700	397,157	373,716
Less non-controlling interest expense (income)	2,256	1,889	2,789	2,238	2,104	6,934	5,879
Net income attributable to Commerce Bancshares, Inc.	$138,007	$139,553	$112,663	$109,223	$120,596	$390,223	$367,837
Net income per common share — basic	$1.07	$1.07	$0.87	$0.84	$0.92	$3.01	$2.80
Net income per common share — diluted	$1.07	$1.07	$0.86	$0.84	$0.92	$3.00	$2.80

OTHER INFORMATION
Return on total average assets	1.80%	1.86%	1.48%	1.38%	1.49%	1.71%	1.53%
Return on average equity (1)	16.81	18.52	15.39	16.48	17.73	16.92	18.42
Efficiency ratio (2)	56.31	55.95	61.67	63.80	58.15	57.92	57.62
Effective tax rate	21.70	21.67	21.93	22.83	21.71	21.76	21.75
Net yield on interest earning assets	3.50	3.55	3.33	3.17	3.11	3.46	3.16
Fully-taxable equivalent net interest income	$264,638	$264,578	$251,312	$250,547	$250,962	$780,528	$756,130
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
The income statement above reflects the reclassification of non-interest income of $1.1 million and $1.5 million from other non-interest income to capital market fees for the third quarter of 2023 and the first nine months of 2023, respectively.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Sep. 30, 2024	Jun. 30, 2024	Sep. 30, 2023
ASSETS
Loans
Business	$6,048,328	$6,090,724	$5,908,330
Real estate — construction and land	1,381,607	1,396,515	1,539,566
Real estate — business	3,586,999	3,572,539	3,647,168
Real estate — personal	3,043,391	3,055,182	3,024,639
Consumer	2,108,281	2,145,609	2,125,804
Revolving home equity	342,376	331,381	305,237
Consumer credit card	574,746	566,925	574,829
Overdrafts	4,272	4,190	3,753
Total loans	17,090,000	17,163,065	17,129,326
Allowance for credit losses on loans	(160,839)	(158,557)	(162,244)
Net loans	16,929,161	17,004,508	16,967,082
Loans held for sale	1,707	2,930	5,120
Investment securities:
Available for sale debt securities	9,167,681	8,534,271	9,860,828
Trading debt securities	42,645	45,499	35,564
Equity securities	57,115	113,584	12,212
Other securities	216,543	223,798	230,792
Total investment securities	9,483,984	8,917,152	10,139,396
Federal funds sold	10	—	2,735
Securities purchased under agreements to resell	475,000	475,000	450,000
Interest earning deposits with banks	2,642,048	2,215,057	1,847,641
Cash and due from banks	507,941	329,692	358,010
Premises and equipment — net	469,986	467,256	460,830
Goodwill	146,539	146,539	146,539
Other intangible assets — net	13,722	13,801	14,432
Other assets	823,494	997,423	984,907
Total assets	$31,493,592	$30,569,358	$31,376,692
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,396,153	$7,492,751	$7,961,402
Savings, interest checking and money market	15,216,557	14,367,710	14,154,275
Certificates of deposit of less than $100,000	1,113,962	1,010,251	1,210,169
Certificates of deposit of $100,000 and over	1,511,120	1,408,548	1,764,611
Total deposits	25,237,792	24,279,260	25,090,457
Federal funds purchased and securities sold under agreements to repurchase	2,182,229	2,551,399	2,745,181
Other borrowings	10,201	3,984	503,589
Other liabilities	609,831	576,380	438,199
Total liabilities	28,040,053	27,411,023	28,777,426
Stockholders’ equity:
Common stock	655,322	655,322	629,319
Capital surplus	3,154,300	3,153,107	2,924,211
Retained earnings	338,512	235,299	298,297
Treasury stock	(139,149)	(98,176)	(76,888)
Accumulated other comprehensive income (loss)	(576,904)	(807,817)	(1,193,534)
Total stockholders’ equity	3,432,081	3,137,735	2,581,405
Non-controlling interest	21,458	20,600	17,861
Total equity	3,453,539	3,158,335	2,599,266
Total liabilities and equity	$31,493,592	$30,569,358	$31,376,692

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
ASSETS:
Loans:
Business	$5,966,797	$5,980,364	$5,873,525	$5,861,229	$5,849,227
Real estate — construction and land	1,400,563	1,471,504	1,472,554	1,523,682	1,508,850
Real estate — business	3,580,772	3,666,057	3,727,643	3,644,589	3,642,010
Real estate — personal	3,047,563	3,044,943	3,031,193	3,027,664	2,992,500
Consumer	2,129,483	2,127,650	2,082,490	2,117,268	2,102,281
Revolving home equity	335,817	326,204	322,074	310,282	304,055
Consumer credit card	559,410	552,896	562,892	568,112	564,039
Overdrafts	5,460	4,856	7,696	5,258	5,341
Total loans	17,025,865	17,174,474	17,080,067	17,058,084	16,968,303
Allowance for credit losses on loans	(158,003)	(159,791)	(161,891)	(161,932)	(158,335)
Net loans	16,867,862	17,014,683	16,918,176	16,896,152	16,809,968
Loans held for sale	2,448	2,455	2,149	5,392	5,714
Investment securities:
U.S. government and federal agency obligations	1,888,985	1,201,954	851,656	889,390	986,284
Government-sponsored enterprise obligations	55,583	55,634	55,652	55,661	55,676
State and municipal obligations	856,620	1,069,934	1,330,808	1,363,649	1,391,541
Mortgage-backed securities	5,082,091	5,553,656	5,902,328	6,022,502	6,161,348
Asset-backed securities	1,525,593	1,785,598	2,085,050	2,325,089	2,553,562
Other debt securities	224,528	364,828	503,204	510,721	514,787
Unrealized gain (loss) on debt securities	(961,695)	(1,272,127)	(1,274,125)	(1,595,845)	(1,458,141)
Total available for sale debt securities	8,671,705	8,759,477	9,454,573	9,571,167	10,205,057
Trading debt securities	47,440	46,565	40,483	37,234	35,044
Equity securities	85,118	127,584	12,768	12,249	12,230
Other securities	217,377	228,403	221,695	222,378	237,518
Total investment securities	9,021,640	9,162,029	9,729,519	9,843,028	10,489,849
Federal funds sold	12	1,612	599	1,194	2,722
Securities purchased under agreements to resell	474,997	303,586	340,934	450,000	712,472
Interest earning deposits with banks	2,565,188	2,099,777	1,938,381	2,387,415	2,337,744
Other assets	1,648,321	1,651,808	1,715,716	1,797,849	1,750,222
Total assets	$30,580,468	$30,235,950	$30,645,474	$31,381,030	$32,108,691

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,284,834	$7,297,955	$7,328,603	$7,748,654	$7,939,190
Savings	1,303,675	1,328,989	1,333,983	1,357,733	1,436,149
Interest checking and money market	13,242,398	13,162,118	13,215,270	13,166,783	13,048,199
Certificates of deposit of less than $100,000	1,055,683	1,003,798	976,804	1,097,224	1,423,965
Certificates of deposit of $100,000 and over	1,464,143	1,492,592	1,595,310	1,839,057	1,718,126
Total deposits	24,350,733	24,285,452	24,449,970	25,209,451	25,565,629
Borrowings:
Federal funds purchased	206,644	265,042	328,216	473,534	508,851
Securities sold under agreements to repurchase	2,351,870	2,254,849	2,511,959	2,467,118	2,283,020
Other borrowings	496	838	76	179,587	685,222
Total borrowings	2,559,010	2,520,729	2,840,251	3,120,239	3,477,093
Other liabilities	405,490	399,080	410,310	421,402	367,741
Total liabilities	27,315,233	27,205,261	27,700,531	28,751,092	29,410,463
Equity	3,265,235	3,030,689	2,944,943	2,629,938	2,698,228
Total liabilities and equity	$30,580,468	$30,235,950	$30,645,474	$31,381,030	$32,108,691

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
ASSETS:
Loans:
Business (1)	6.17%	6.11%	6.07%	5.91%	5.77%
Real estate — construction and land	8.44	8.36	8.40	8.34	8.17
Real estate — business	6.28	6.26	6.26	6.18	6.13
Real estate — personal	4.10	4.04	3.95	3.85	3.73
Consumer	6.64	6.56	6.40	6.21	5.97
Revolving home equity	7.69	7.68	7.70	7.70	7.76
Consumer credit card	14.01	13.96	14.11	13.83	13.77
Overdrafts	—	—	—	—	—
Total loans	6.35	6.30	6.27	6.15	6.02
Loans held for sale	6.34	7.54	7.49	9.93	10.55
Investment securities:
U.S. government and federal agency obligations	3.68	5.04	2.08	2.32	2.31
Government-sponsored enterprise obligations	2.37	2.39	2.39	2.36	2.36
State and municipal obligations (1)	2.00	2.00	1.97	1.94	1.95
Mortgage-backed securities	1.95	2.09	2.19	2.05	2.06
Asset-backed securities	2.66	2.50	2.39	2.30	2.20
Other debt securities	2.07	2.01	1.93	1.85	1.75
Total available for sale debt securities	2.41	2.50	2.18	2.10	2.08
Trading debt securities (1)	4.52	4.95	5.30	5.05	5.11
Equity securities (1)	4.44	2.82	25.64	27.47	23.06
Other securities (1)	6.09	13.20	13.04	8.60	13.13
Total investment securities	2.52	2.75	2.44	2.27	2.33
Federal funds sold	—	6.74	6.71	6.65	6.56
Securities purchased under agreements to resell	3.53	3.21	1.93	1.64	2.08
Interest earning deposits with banks	5.43	5.48	5.48	5.47	5.39
Total interest earning assets	4.96	4.98	4.78	4.62	4.51

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.07	.06	.06	.05	.05
Interest checking and money market	1.74	1.73	1.69	1.57	1.33
Certificates of deposit of less than $100,000	4.17	4.22	4.20	4.21	4.32
Certificates of deposit of $100,000 and over	4.51	4.55	4.56	4.55	4.37
Total interest bearing deposits	2.00	1.99	1.97	1.93	1.76
Borrowings:
Federal funds purchased	5.38	5.42	5.42	5.40	5.33
Securities sold under agreements to repurchase	3.56	3.44	3.43	3.25	3.20
Other borrowings	4.81	3.84	—	5.45	5.30
Total borrowings	3.71	3.65	3.66	3.71	3.93
Total interest bearing liabilities	2.22%	2.21%	2.21%	2.20%	2.12%

Net yield on interest earning assets	3.50%	3.55%	3.33%	3.17%	3.11%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except ratios)	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Sep. 30, 2024	Sep. 30, 2023
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$158,557	$160,465	$162,395	$162,244	$158,685	$162,395	$150,136
Provision for credit losses on loans	11,861	7,849	6,947	8,170	13,343	26,657	35,155
Net charge-offs (recoveries):
Commercial portfolio:
Business	114	622	23	96	2,613	759	3,008
Real estate — construction and land	—	—	—	—	—	—	(115)
Real estate — business	(7)	(8)	(141)	128	(15)	(156)	(24)
	107	614	(118)	224	2,598	603	2,869
Personal banking portfolio:
Consumer credit card	6,273	6,746	6,435	5,325	4,716	19,454	13,728
Consumer	2,759	1,804	1,983	1,903	1,797	6,546	4,345
Overdraft	464	521	557	588	683	1,542	2,178
Real estate — personal	128	79	24	(11)	(9)	231	(26)
Revolving home equity	(152)	(7)	(4)	(10)	(1)	(163)	(47)
	9,472	9,143	8,995	7,795	7,186	27,610	20,178
Total net loan charge-offs	9,579	9,757	8,877	8,019	9,784	28,213	23,047
Balance at end of period	$160,839	$158,557	$160,465	$162,395	$162,244	$160,839	$162,244
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$17,984	$20,705	$23,086	$25,246	$27,537

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.01%	.04%	—%	.01%	.18%	.02%	.07%
Real estate — construction and land	—	—	—	—	—	—	(.01)
Real estate — business	—	—	(.02)	.01	—	(.01)	—
	—	.02	—	.01	.09	.01	.04
Personal banking portfolio:
Consumer credit card	4.46	4.91	4.60	3.72	3.32	4.65	3.28
Consumer	.52	.34	.38	.36	.34	.41	.28
Overdraft	33.81	43.15	29.11	44.37	50.73	34.32	60.54
Real estate — personal	.02	.01	—	—	—	.01	—
Revolving home equity	(.18)	(.01)	—	(.01)	—	(.07)	(.02)
	.62	.61	.60	.51	.48	.61	.46
Total	.22%	.23%	.21%	.19%	.23%	.22%	.18%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.11%	.11%	.03%	.04%	.05%
Allowance for credit losses on loans to total loans	.94	.92	.93	.94	.95

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$354	$504	$1,038	$3,622	$6,602
Real estate — business	14,944	15,050	1,246	60	76
Real estate — personal	1,144	1,772	1,523	1,653	1,531
Revolving home equity	1,977	1,977	1,977	1,977	—
Total	18,419	19,303	5,784	7,312	8,209
Loans past due 90 days and still accruing interest	$21,986	$18,566	$20,281	$21,864	$18,580
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2024
For the quarter ended September 30, 2024, net income amounted to $138.0 million, compared to $139.6 million in the previous quarter and $120.6 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of increases in the provision for credit losses and non-interest expense, partly offset by higher non-interest income. The net yield on interest earning assets decreased five basis points compared to the previous quarter to 3.50%. Average deposits increased $65.3 million over the prior quarter, while average loans and available for sale debt securities, at fair value, declined $148.6 million and $87.8 million, respectively. For the quarter, the return on average assets was 1.80%, the return on average equity was 16.81%, and the efficiency ratio was 56.3%.

Balance Sheet Review
During the 3rd quarter of 2024, average loans totaled $17.0 billion, a decrease of $148.6 million compared to the prior quarter, and an increase of $57.6 million, or .3%, over the same quarter last year. Compared to the previous quarter, average balances of business real estate and construction loans declined $85.3 million and $70.9 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $22.6 million, compared to $18.2 million in the prior quarter.

Total average available for sale debt securities decreased $87.8 million compared to the previous quarter to $8.7 billion, at fair value. The decrease in debt securities was mainly the result of lower average balances of mortgage-backed, asset-backed, state and municipal obligations, and other debt securities, partly offset by higher average balances of U.S. government and federal agency obligations. During the 3rd quarter of 2024, the unrealized loss on available for sale debt securities decreased $287.4 million to $786.4 million, at period end. Also, during the 3rd quarter of 2024, purchases of available for sale debt securities totaled $976.1 million with a weighted average yield of approximately 3.87%, and sales, maturities and pay downs of available for sale debt securities were $630.3 million. At September 30, 2024, the duration of the available for sale investment portfolio was 4.0 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $65.3 million this quarter compared to the previous quarter. The increase in deposits mostly resulted from growth of $80.3 million in interest checking and money market average balances. Compared to the previous quarter, total average commercial deposits grew $250.3 million, while average consumer and trust deposits declined $117.6 million and $82.2 million, respectively. The average loans to deposits ratio was 69.9% in the current quarter and 70.7% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.4 billion, increased $38.3 million to $2.6 billion in the 3rd quarter of 2024.

Net Interest Income
Net interest income in the 3rd quarter of 2024 amounted to $262.4 million, an increase of $102 thousand over the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $60 thousand over the previous quarter to $264.6 million. The increase in net interest income was mostly due to higher interest income on loans and deposits with banks, partly offset by lower interest income on investment securities and higher interest expense on deposits and borrowings. The net yield (FTE) on earning assets decreased to 3.50%, from 3.55% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $2.7 million, due to higher average rates earned on all loan categories, partly offset by lower balances on construction and business real estate loans. The average yield (FTE) on the loan portfolio increased five basis points to 6.35% this quarter.

Interest income on investment securities (FTE) decreased $8.1 million compared to the prior quarter, mostly due to lower rates earned on U.S. government and federal agency, mortgage-backed and other securities. Interest income earned on U.S. government and federal agency securities increased due to higher average balances, partly offset by lower rates, which included the impact of $5.5 million in lower inflation income from Treasury inflation-protected securities compared to previous quarter. Additionally, the Company recorded a $286 thousand adjustment to premium amortization at September 30, 2024, which decreased interest income to reflect slightly faster forward prepayment speed estimates on mortgage-backed securities. This decrease was lower than the $740 thousand adjustment increasing interest income in the prior quarter. The average yield (FTE) on total investment securities was 2.52% in the current quarter, compared to 2.75% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks increased $6.4 million, due to higher average balances of $465.4 million. Interest earned on securities purchased under agreements to resell increased $1.8 million due to higher average balances and rates.

Interest expense increased $2.6 million compared to the previous quarter, mainly due to higher average borrowing rates and average interest bearing deposit balances. Interest expense on borrowings increased $994 thousand due to higher average rates and balances of customer repurchase agreements, partly offset by lower average balances of federal funds purchased. Interest expense on deposits increased $1.6 million mostly due to higher

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2024
average balances. The average rate paid on interest bearing deposits totaled 2.00% in the current quarter compared to 1.99% in the prior quarter. The overall rate paid on interest bearing liabilities was 2.22% in the current quarter and 2.21% in the prior quarter.

Non-Interest Income
In the 3rd quarter of 2024, total non-interest income amounted to $159.0 million, an increase of $16.1 million, or 11.2%, over the same period last year and an increase of $6.8 million compared to the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust fees, capital market fees, deposit account fees, and gains on the sales of real estate, partly offset by lower tax credit sales income. Additionally, an increase of $1.8 million in fair value adjustments was recorded on the company’s deferred compensation plan, which are held in a trust and recorded as both an asset and liability, affecting both other income and other expense. The increase in non-interest income compared to the prior quarter was mainly due to higher trust fees, capital market fees, and gains on the sales of real estate.

Total net bank card fees in the current quarter increased $671 thousand, or 1.4%, compared to the same period last year, and increased $93 thousand compared to the prior quarter. Net corporate card fees increased $234 thousand, or .9%, compared to the same quarter of last year mainly due to lower rewards expense. Net merchant fees decreased $378 thousand, or 6.5%, mainly due to higher network expense. Net debit card fees increased $288 thousand, or 2.6%, while net credit card fees increased $527 thousand, or 15.4%, mostly due to higher interchange fees and lower rewards expense. Total net bank card fees this quarter were comprised of fees on corporate card ($26.8 million), debit card ($11.4 million), merchant ($5.5 million) and credit card ($4.0 million) transactions.

In the current quarter, trust fees increased $5.5 million, or 11.1%, over the same period last year, mostly resulting from higher private client fees. Compared to the same period last year, deposit account fees increased $2.3 million, or 9.9%, mostly due to higher corporate cash management fees, while capital market fees increased $2.5 million, or 70.1%, mostly due to higher trading securities income.

Other non-interest income increased compared to the same period last year primarily due to higher gains on the sales of real estate of $3.4 million and the deferred compensation adjustment previously mentioned, partly offset by lower tax credit sales income of $1.4 million. For the 3rd quarter of 2024, non-interest income comprised 37.7% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $3.9 million in the current quarter, compared to gains of $3.2 million in the prior quarter and gains of $4.3 million in the 3rd quarter of 2023. Net securities gains in the current quarter resulted from net gains of $9.5 million on the Company’s portfolio of private equity investments, driven by $7.4 million of fair value adjustments. These net gains were partly offset by losses of $5.4 million on sales of available for sale debt securities and a loss of $417 thousand resulting from the Company’s sale of 217,872 shares of Visa Class A common stock (converted from 54,468 shares of Visa Class C common stock). As of September 30, 2024, the Company has sold all of the Visa Class C shares it received from the Visa exchange offer.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $237.6 million, compared to $228.0 million in the same period last year and $232.2 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and employee benefits expense, data processing and software expense, and marketing expense, partly offset by lower deposit insurance expense. The increase in non-interest expense compared to the prior quarter was mainly due to higher salaries and employee benefits expense and marketing expense, partly offset by a donation to a related charitable foundation recorded in the prior quarter that did not reoccur in the current quarter.

Compared to the 3rd quarter of last year, salaries and employee benefits expense increased $6.3 million, or 4.3%, mostly due to higher full-time salaries expense of $3.5 million, and incentive compensation of $2.2 million. Full-time equivalent employees totaled 4,711 and 4,714 at September 30, 2024 and 2023, respectively.

Compared to the same period last year, data processing and software expense increased $1.5 million due to increased costs for service providers, and marketing expense increased $1.1 million. These increases were partly offset by a decrease in deposit insurance expense of $1.1 million, which was partially the result of a $525 thousand accrual adjustment to the FDIC’s special assessment.

Income Taxes
The effective tax rate for the Company was 21.7% in the current quarter, unchanged from both the previous quarter, and the 3rd quarter of 2023.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2024 amounted to $9.6 million, compared to $9.8 million in both the prior quarter and the same period last year. The ratio of annualized net loan charge-offs to total average loans was .22% in the current quarter,

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2024
and .23% in both the previous quarter and the same quarter of last year. Compared to the prior quarter, net loan charge-offs on business and consumer credit card loans decreased $508 thousand and $473 thousand, respectively, while consumer loan net charge-offs increased $955 thousand.

In the 3rd quarter of 2024, annualized net loan charge-offs on average consumer credit card loans were 4.46%, compared to 4.91% in the previous quarter and 3.32% in the same quarter last year. Consumer loan net charge-offs were .52% of average consumer loans in the current quarter, and .34% in both the prior quarter and the same quarter last year.

At September 30, 2024, the allowance for credit losses on loans totaled $160.8 million, or .94% of total loans, and increased $2.3 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments at September 30, 2024 was $18.0 million, a decrease of $2.7 million compared to the liability at June 30, 2024.

At September 30, 2024, total non-accrual loans amounted to $18.4 million, a decrease of $884 thousand compared to the previous quarter. At September 30, 2024, the balance of non-accrual loans, which represented .11% of loans outstanding, included business loans of $354 thousand, revolving home equity loans of $2.0 million, personal real estate loans of $1.1 million, and business real estate loans of $14.9 million. Loans more than 90 days past due and still accruing interest totaled $22.0 million at September 30, 2024.

Other
During the 3rd quarter of 2024, the Company paid a cash dividend of $.27 per common share, representing a 5.1% increase over the same period last year. The Company purchased 699,919 shares of treasury stock during the current quarter at an average price of $62.39.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company's Annual Report on Form 10-K.